SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2007

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954)917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry Into A Material Definitive Agreement
2.01 Completion of Acquisition or Disposition of Assets
3.02 Unregistered Sales of Equity Securities

On April 27, 2007 Onstream Media Corporation (“Onstream”, “we”) completed the acquisition of Infinite Conferencing LLC (“Infinite”) a Georgia limited liability company. The transaction, by which we acquired 100% of the membership interests of Infinite, was structured as a merger by and between Infinite and our wholly-owned subsidiary, Infinite Conferencing, Inc.

The primary assets acquired, in addition to Infinite’s ongoing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements.

The consideration for the merger was a combination of $14 million in cash and approximately 1.38 million shares of Onstream Media restricted common stock, for an aggregate purchase price of $18 million, before estimated transaction costs of $250,000. We arranged a private equity financing totaling $11 million, to partially fund the transaction, consisting of the sale of 4,888,890 shares of Onstream Media restricted common stock at $2.25 per share to approximately sixty individuals, funds and other entities. The remainder of the purchase price was funded from our cash. The offer and sale of our securities was made pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission promulgated thereunder), in reliance on an exemption set forth in Section 4(2) and Regulation D thereof. All of the offers and sales of our securities were made exclusively to accredited investors in offers and sales not involving a public offering insofar as the purchasers in the private placement were accredited investors purchasing the securities for their own account and not with a view towards or for resale in connection with their distribution. The private placement was conducted without general solicitation or advertising.

We paid placement fees in connection with the private equity financing, such fees consisting of (i) cash placement and/or finders fee equal to 7% of the gross proceeds of the financing, (ii) 342,222 five year warrants exercisable at $2.70 per share, equal to 7% of the aggregate number of shares of common stock issued in the financing, and (iii) reimbursement of reasonable out-of-pocket expenses not to exceed $1,000 unless previously authorized. The shares underlying the warrants will be included in the registration statement discussed below.

A registration statement containing all shares issued in connection with the private financing as well as the shares issued to the Infinite sellers was filed by us and declared effective by the SEC on June 15, 2007.

At the closing of the merger, we entered into a lock-up agreement with the Infinite sellers that limits the number of shares that they may sell, to 25% per quarter and/or weekly sales of 30,000 shares, commencing with the registration of such shares with the SEC and which percentage and weekly limitation may be increased at our option. The lock-up agreement also provides that in the event that the accumulated gross proceeds of the sale of first 50% of the shares issued to them is less than $2.0 million, we, at our sole option but provided that all securities to be issued in connection with the merger agreement and any related financing or other transactions do not exceed 19.99% of our outstanding common stock at the measurement date, will pay the difference in cash or our common shares.

In connection with the merger agreement, we entered into two employment contracts and one consulting contract with three key Infinite executives, such employment contracts including five-year option grants for the purchase of up to 200,000 common shares with an exercise price of $2.50 per share (fair market value at the date of closing) and vesting over two years. The employment and consulting contracts contain non-compete provisions with a minimum term of three years from the merger closing.

The above transactions represent the final closing under agreements we entered into on March 26, 2007 and first reported in a Form 8-K we filed with the SEC on March 28, 2007 and updated in a Form 8-K/A we filed with the SEC on April 30, 2007.

Item 9.01    Financial Statements and Exhibits.

(a) and (b) Financial Statements

The audited financial statements of Infinite for the years ended December 31, 2006 and 2005, the reviewed financial statements of Infinite for the interim periods ended March 31, 2007 and 2006 and the unaudited pro forma condensed combining financial information giving effect to the transactions described above are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

(c)    Exhibits

All of the below exhibits, except Exhibits 23.1, 99.1, 99.2 and 99.3, were included with the Form 8-K filed by us on March 28, 2007 and hereby incorporated by reference.

Exhibit No.	Description

2.1	Infinite Conferencing Merger Agreement dated March 26, 2007
2.1.1	Infinite Conferencing Merger Agreement - Form of Registration Rights Agreement
2.1.2	Infinite Conferencing Merger Agreement - Form of Lock-Up Agreement
10.1	Form of Subscription Agreement used for sale of $11.0 million common shares - March 2007
23.1	Consent of Independent Public Accounting Firm
99.1	Infinite Conferencing, LLC - Audited December 31, 2006 and 2005 Financial Statements
99.2	Infinite Conferencing, LLC - Reviewed March 31, 2007 and 2006 Financial Statements
99.3	Unaudited Pro Forma Condensed Combining Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

July 11, 2007	By:	/s/ Robert E. Tomlinson
Robert E. Tomlinson, CFO